34th Street
Miami, Florida

# Third Quarter 2025

## Earnings Release and Supplemental Schedules

Aimco

CREATING VALUE

Table of Contents

Page
3	Earnings Release
8	Outlook
13	Consolidated Statements of Operations
14	Consolidated Balance Sheets
15	Schedule 1 – EBITDAre and Adjusted EBITDAre
16	Schedule 2 – Aimco Leverage and Maturities
17	Schedule 3 – Aimco Portfolio
18	Schedule 4 – Aimco Capital Additions
19	Schedule 5 – Aimco Development and Redevelopment Project Summaries
21	Schedule 6 – Stabilized Operating Properties
22	Schedule 7 – Acquisitions, Dispositions, and Leased Communities
23	Schedule 8 – Net Asset Value Components
24	Schedule 9 – Asset List
25	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

2

Aimco Announces Conclusion of Strategic Review Process,

Reports Third Quarter 2025 Results and Recent Highlights

Aimco to Seek Shareholder Approval to Adopt Plan of Sale and Liquidation, Estimates Liquidating Distributions of Between $5.75 and $7.10 Per Share.

Denver, Colorado, November 10, 2025 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today the conclusion of the strategic review process and third quarter results for 2025.

In early 2025, Aimco launched a broad and comprehensive process actively pursuing value maximizing transactions, including the potential sale of Aimco as a whole or sale of major components of the business.

These proactive efforts resulted in the sale of Aimco’s Boston portfolio, with $335 million of net proceeds being allocated to leverage reduction and approximately $330 million being returned to shareholders in the form of a special dividend earlier this quarter. Combined with the $0.60 per share dividend paid in the first quarter of 2025, Aimco has returned $2.83 per share to shareholders during the calendar year.

Given the disparate composition of Aimco’s remaining assets and the market feedback received during a robust strategic process with Morgan Stanley & Co. LLC (“Morgan Stanley”) and Wachtell, Lipton, Rosen & Katz (“Wachtell”) serving as the Company’s financial and legal advisors, respectively, the Aimco Board of Directors has unanimously determined that the targeted marketing and orderly sale of Aimco’s remaining assets in a series of transactions is likely to deliver superior value to shareholders, as compared to other strategic alternatives currently available or by maintaining the status quo.

Therefore, the Aimco Board of Directors has determined advisable and approved a “Plan of Sale and Liquidation,” conditioned on shareholder approval, which will be sought during early 2026. A Plan of Sale and Liquidation would allow for the acceleration of asset sales, establishes the most tax efficient manner of monetizing the Company’s remaining assets, and does not preclude a corporate transaction or the sale of the Aimco platform in the future. Aimco intends to return net proceeds from asset sales to shareholders, subject to payment of Aimco’s liabilities and obligations, and the creation of associated reserves.

Aimco’s current portfolio includes 15 fully stabilized multifamily communities containing 2,524 apartment homes, three recently completed Class A development projects containing 933 apartment homes, which will be occupancy stabilized by early 2026, one fully-funded active development project in the construction phase, and various land holdings.

Aimco’s Brickell Assemblage, which is comprised of the 1001 Brickell Bay Drive office tower and the adjacent Yacht Club apartments, located in Miami, Florida remains under contract to be sold for $520 million, with closing targeted for December 2025.

In addition, Aimco is actively marketing a significant portion of its remaining properties.

It is estimated that net proceeds from the sale of Aimco’s remaining assets, including the Brickell Assemblage, could result in total per share distributions of between $5.75 and $7.10, given current market conditions and inclusive of estimated transaction and wind-down costs.

When combined with the $2.85 per share in special dividends previously returned to shareholders since the 2020 spinoff of Apartment Income REIT Corp. (the “2020 Spinoff”), Aimco’s total distribution estimate is between $8.60 - $9.95 per share. At the midpoint, this amount reflects approximately 170% of Aimco’s share price following the 2020 Spinoff.

Third Quarter 2025 Earnings Release and Supplemental Schedules | 3

Aimco President and CEO Wes Powell comments: “Aimco has remained laser focused on our mission, which aims to create value for our shareholders, our teammates, and the communities in which we operate.

“Over the past five years, the Aimco team has navigated a challenging market cycle to deliver more than $1.3 billion of high-quality housing to markets across the country, while safeguarding the Company’s balance sheet and actively managing the portfolio of assets retained following the 2020 Spinoff.

“During this period, Aimco repurchased 14.5 million shares of common stock, sold more than $1.9 billion of assets, returned more than $420 million in special dividends, and delivered total shareholder returns that have outpaced the FTSE NAREIT Equity Apartments index by more than 2,000 bps.

“I am pleased with our track record and extremely proud of the Aimco team which remains committed to the important work that lies ahead.”

Pat Gibson, Independent Director and Chair of Aimco’s Investment Committee, continues:

“The Board, working with Morgan Stanley and Wachtell, evaluated a broad range of strategic alternatives and in January 2025 publicly announced the Board’s expanded strategic review process. That process involved engagement with more than 100 counterparties, including financial sponsors, investment managers, public REITs and private real estate companies, among others.

“Having thoroughly explored various strategic alternatives with these counterparties, the Board unanimously concluded that the voluntary and orderly liquidation of the Company’s remaining assets is most likely to result in the greatest value for shareholders as compared to other alternatives.”

Third Quarter 2025 Results and Recent Highlights

Financial Results

•
Aimco's net income attributable to common stockholders per share, on a fully dilutive basis, was $2.04 for the three months ended and $1.80 for the nine months ended September 30, 2025.
•
Property Net Operating Income ("NOI") from Aimco's Stabilized Operating Properties was $11.6 million in the third quarter 2025, down (3.4%) year-over-year, and $35.3 million year-to-date, down (1.9%) year-over-year.

Highlights

•
Aimco's Stabilized Operating revenue and expenses increased 1.2% and 10.5%, respectively, resulting in Property NOI decreasing 3.4%, year-over-year in the third quarter. Expenses increased primarily related to the net impact of real estate tax assessments and appeals.
•
Effective rents during the third quarter 2025 were 4.4% higher, on average, than the previous lease, with new leases up 3.1% and renewals up 5.6%.
•
In September, Aimco sold four suburban Boston properties for $490 million. Aimco retired the associated debt and distributed $2.23 per share to stockholders by way of a special cash dividend paid on October 15, 2025. The fifth and final suburban Boston asset sold in October for $250 million.

Third Quarter 2025 Earnings Release and Supplemental Schedules | 4

Operating Property Results

Aimco owns a diversified portfolio of Stabilized Operating Properties which now includes 15 apartment communities with average rents in line with local market averages. Results for this portfolio were as follow:

	Third Quarter					Year-to-Date
Stabilized Operating Properties	Year-over-Year			Sequential		Year-over-Year
($ in millions)	2025	2024	Variance	2Q 2025	Variance	2025	2024	Variance
Average Daily Occupancy	94.8%	96.6%	(1.8)%	95.1%	(0.3)%	95.8%	96.8%	(1.0)%
Revenue, before utility reimbursements	$18.2	$18.0	1.2%	$18.0	1.2%	$54.2	$53.6	1.1%
Expenses, net of utility reimbursements	6.6	5.9	10.5%	6.5	1.1%	18.9	17.6	7.1%
Property NOI	11.6	12.0	(3.4)%	11.5	1.3%	35.3	36.0	(1.9)%

•
Revenue in the third quarter 2025 was $18.2 million, up 1.2% year-over-year, resulting from a 3.0% increase in average monthly revenue per apartment home to $2,531 and Average Daily Occupancy of 94.8%, down 180 basis points year-over-year. Sequentially, revenue was up 1.2% over the second quarter 2025.
•
Effective rents during the third quarter 2025 were 4.4% higher, on average, than the previous lease, with new leases up 3.1% and renewals up 5.6%. For residents whose leases were expiring, 59.2% signed renewals.
•
Expenses in the third quarter 2025 were up 10.5% year-over-year primarily related to the net impact of real estate tax assessments and appeals. Sequentially, expenses were up 1.1% over the second quarter 2025.
•
Stabilized Operating Property NOI in the third quarter 2025 was $11.6 million, down (3.4%) year-over-year. Sequentially, Property NOI was up 1.3% over the second quarter 2025.
•
Across the entirety of the Aimco portfolio, the median annual household income of new residents was $160,000 in the third quarter 2025, representing a rent-to-income ratio of 18%.

Value Add and Opportunistic Investments

Development and Redevelopment

Aimco generally seeks development and redevelopment opportunities where barriers to entry are high, target customers can be clearly defined, and Aimco has a comparative advantage over others in the market. Aimco’s value add and opportunistic investments may also target portfolio acquisitions, operational turnarounds, and re-entitlements.

As of September 30, 2025, Aimco had one multifamily development project under construction, two multifamily communities that have been completed and are now in lease-up, and one that completed lease-up and is stabilizing operations.

During the third quarter, $25 million of capital was invested in Aimco's development and redevelopment activities, primarily funded through construction loan and preferred equity draws. Updates on active development projects and Aimco's pipeline include:

•
In Upper Northwest Washington D.C., all 689 apartment homes at Upton Place were delivered in 2024 and construction is complete. As of October 31, 2025, 523 units (76%) were leased or pre-leased and 499 (72%) were occupied. The pace of absorption slowed during the third quarter and we now expect

Third Quarter 2025 Earnings Release and Supplemental Schedules | 5

the property to reach occupancy stabilization in the first quarter 2026. Additionally, as of October 31, 2025, approximately 97% of the project's 105K square feet of retail space had been leased.
•
In Bethesda, Maryland, all 220 of the highly tailored apartment homes at the first phase of Strathmore Square were delivered in 2024 and construction is complete. As of October 31, 2025, 186 units (85%) had been leased or pre-leased and 173 (79%) were occupied. We now expect the property to reach occupancy stabilization in the first quarter 2026.
•
In Miami, construction remains on schedule and on budget at 34th Street, an ultra-luxury waterfront residential tower. Initial occupancy is scheduled for 3Q 2027 with stabilized occupancy in 4Q 2028.
•
In the third quarter 2025, Aimco invested $1.7 million into programming, design, documentation, and entitlement efforts primarily related to its 901 North development site, located in Fort Lauderdale, Florida.

Investment & Disposition Activity

Aimco currently anticipates that a Plan of Sale and Liquidation (the “Proposed Transaction”) would be submitted for stockholder approval at a special stockholder meeting, expected to occur in early 2026 (the “Special Stockholder Meeting”). Additional information regarding the Plan of Sale and Liquidation will be made available in the Company’s filings with the U.S. Securities and Exchange Commission.

Aimco does not intend to disclose or comment on the sales and marketing of individual assets, or any other strategic transactions, until it determines that further disclosure is appropriate or required.

•
In August 2025, Aimco entered into a definitive agreement to sell its portfolio of five apartment properties, including 2,719 units, located in suburban Boston for $740 million.
o
In September 2025, Aimco completed the sale of four of the five apartment properties located in suburban Boston for $490 million with proceeds primarily used to retire associated mortgage loans, pay off in full the balance drawn on Aimco's revolving credit facility, and fund a $2.23 per share special dividend distribution to stockholders paid on October 15, 2025.
o
Subsequent to quarter end, in October 2025, Aimco completed the sale of its last remaining apartment property located in suburban Boston for $250 million. In connection with the sale, $173.4 million of non-recourse property debt was assumed by the buyer. Aimco plans to use net proceeds from the sale to reduce leverage and for general corporate purposes.
•
Aimco's Brickell Assemblage remains under contract to be sold for $520 million.
o
During the third quarter, the buyer notified Aimco that it intended to exercise its option, as permitted in the December 30, 2024, agreement, to finance up to $115 million of the purchase price with transferable seller financing from Aimco.
o
On November 8, 2025, the purchase and sale agreement was amended such that closing is now scheduled for December of 2025 and the buyer will finance $70 million, of the of the $520 million purchase price, with transferable seller financing notes from Aimco. The notes will have a term of 24 months with a compounding interest rate that increases from 12% to 22% over the duration of the loan as well as exit fees ranging from 1% to 4%.
o
In addition, $15 million of the $50 million, non-refundable, deposit has been released to Aimco with the remainder being held in escrow, $20 million is to be released to Aimco on the original closing date, November 18, 2025, and $15 million will be applied at closing.

Third Quarter 2025 Earnings Release and Supplemental Schedules | 6

o
Net proceeds, when accounting for associated property-level debt, the monetization of the seller financing note, the deferred tax liability, and transaction costs, are expected to be approximately $300 million.
•
Subsequent to quarter end, in October, Aimco completed a transfer of ownership interests with its joint venture partner at the development land sites along Broward Avenue in Fort Lauderdale, Florida. Aimco exchanged its joint venture ownership in the non-performing seller financing note secured by 200 Broward Avenue along with $7.5 million of cash, for full ownership of 300 Broward Avenue.

Balance Sheet and Financing Activity

Aimco is highly focused on maintaining a strong balance sheet, including ample liquidity. As of September 30, 2025, Aimco had $404.4 million of cash on hand ($327.3 million was distributed as a special dividend on October 15, 2025) and $20.7 million of restricted cash.

Aimco’s net leverage as of September 30, 2025, was as follows:

	as of September 30, 2025
Aimco Share, $ in thousands	Amount	Weighted Avg. Maturity (Yrs.) [1]
Total non-recourse fixed rate debt	$451,693	5.4
Total non-recourse construction loans and bridge financing	389,443	2.2
Total property debt secured by assets held for sale	331,583
Cash and restricted cash [2]	(424,670)
Net Leverage	$748,049

[1] Weighted average maturities presented exclude contractual extension rights.

[2] On October 15, 2025 Aimco's cash balance was reduced by $327.3 million for funding of the special dividend.

As of September 30, 2025, 100% of Aimco's total debt was either fixed rate or hedged with interest rate cap protection. Considering investments under contract to sell and including contractual extensions, Aimco has no debt maturing prior to June 2027.

•
In September, Aimco used proceeds from the sale of four suburban Boston properties to pay down in full the borrowings on its revolving credit facility. Certain of the properties sold served as collateral for the credit facility, which was retired upon completion of the sales.

Public Market Equity

Special Dividend

•
On September 15, 2025, Aimco's Board of Directors declared a $2.23 per share special cash dividend to be paid on October 15, 2025 to stockholders of record as of September 30, 2025. Because the dividend represented more than 25% of the price of Aimco's common shares, the New York Stock Exchange advised Aimco that its common shares would trade with "due bills" between the date of record and the close of trading on the payment date. Aimco shares traded ex-dividend on October 16, 2025.
•
Year-to-date, as of November 10, 2025, Aimco has paid $2.83 per share in special cash dividends.

Third Quarter 2025 Earnings Release and Supplemental Schedules | 7

Repurchases

•
Since Aimco's Board of Directors announced the expansion of its strategic review process on January 9, 2025, no shares of common stock have been repurchased by Aimco. Since the start of 2022, Aimco has repurchased 14.5 million shares at an average price of $7.53 per share.
•
In the third quarter 2025, Aimco Operating Partnership redeemed 43,804 units of its equity securities for cash at a weighted average price of $8.66 per unit and 2.6 million units of its equity securities for shares of common stock at a weighted average price of $7.98 per unit.

2025 Outlook

The table below presents Aimco's current expectations for 2025. In August, given the Boston transaction’s substantial impact on the composition of the Stabilized Operating portfolio, Aimco withdrew prior guidance and will no longer provide revenue, expense and Property NOI guidance for its Stabilized Operating Properties.

	3Q 2025	2025
$ in millions (except per share amounts) Forecast is full year unless otherwise noted	YTD Results	Forecast	Prior Forecast
Net income (loss) per share – diluted [1]	$1.80	$4.75 - $4.95	$5.20 - $5.40

Developments and Redevelopments
Total Direct Costs of Projects in Occupancy Stabilization at Period End [2]	$584	$584	$68
Total Direct Costs of Projects Under Construction at Period End [2]	$240	$240	$240
Direct Project Costs on Active Developments [3]	$47	$60 - $65	$50 - $60
Direct Planning Costs [4]	$6	$7 - $9	$7 - $10

Real Estate Transactions
Acquisitions	None	None	None
Dispositions [5]	$490	$1,260	$1,260 - $1,280

General and Administrative	$24	$32 - $33	$32 - $33

Leverage
Interest Expense, net of capitalization [6]	$48	$60 - $62	$60 - $62

[1] Net income (loss) per share - diluted includes estimated gains from the announced transactions which are under contract.

[2] Includes land or leasehold value for projects in lease up that have not yet stabilized occupancy. Upton Place and Strathmore Square are now expected to reach occupancy stabilization in the first quarter 2026.

[3] Aimco's planned costs on active developments is primarily related to its 34th Street development project and will be funded through committed construction loan and preferred equity draws. Aimco funded its equity commitment to the joint venture through the contribution of land plus an incremental $5 million in 3Q 2024.

[4] Includes direct costs related to advancing planning efforts for certain pipeline projects.

[5] Includes the Boston portfolio which sold for $740 million in September and October 2025 and the Brickell Assemblage which is under contract to sell for $520 million in December 2025. Aimco does not provide specific guidance regarding future transactions prior to a contract being executed and the buyer's deposit becoming nonrefundable.

[6] Includes GAAP interest expense, exclusive of the amortization of deferred financing costs, and reduced by interest rate option payments which are included in the Realized and unrealized gains (losses) on interest rate options line on Aimco's income statement.

Third Quarter 2025 Earnings Release and Supplemental Schedules | 8

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

Additional Assumptions and Estimates

The estimates of the per share distributions reflected in this Earnings Release are subject to a number of additional assumptions and estimates which were made as of the date of this release, many of which are outside Aimco's control, including the costs to operate the Company, and maintain the Company’s assets, through the liquidation and wind-down process, the time it will take to liquidate the Company, the amounts necessary to satisfy the Company’s remaining financial obligations, and economic factors such as inflation and interest rate changes, all of which are subject to change. These assumptions and estimates will be more fully described in the Company’s proxy statement to be filed in connection with the Special Shareholder Meeting to be convened to approve the Proposed Transaction. These assumptions and estimates may not prove to be accurate, which could cause actual distributions to be less or more than this estimated range.

NYSE Listing

Although Aimco intends for its common shares to continue to be listed on the New York Stock Exchange if shareholders approve the Proposed Transaction, subject to continued compliance with NYSE listing requirements, the New York Stock Exchange has discretionary authority to delist the Company’s common shares following shareholder approval of the Proposed Transaction. At a point in the future to be determined by the Aimco Board of Directors, the Company expects to voluntarily delist its common shares from the NYSE in order to reduce operating expenses and maximize liquidating distributions.

Additional Information and Where to Find It

This release relates to the proposed plan of sale and liquidation of Aimco and may be deemed to be solicitation material in respect of the Proposed Transaction. In connection with the Proposed Transaction, Aimco intends to file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”). The Proxy Statement will be sent to all shareholders of Aimco. Aimco will also file other documents regarding the Proposed Transaction with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF AIMCO ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ALL OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and shareholders of Aimco may obtain copies of the Proxy Statement and other documents that are filed or will be filed by Aimco with the SEC, free of charge, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by Aimco with the SEC will also be available, free of charge, on Aimco’s website at investors.aimco.com or by contacting Aimco’s investor relations contact at investor@aimco.com.

Third Quarter 2025 Earnings Release and Supplemental Schedules | 9

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About Aimco

Aimco is a diversified real estate company primarily focused on value add and opportunistic investments, targeting the U.S. multifamily sector. Aimco’s mission is to make real estate investments where outcomes are enhanced through our human capital so that substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit our website www.aimco.com.

Team and Culture

Aimco has a national presence with corporate headquarters in Denver, Colorado and Washington, D.C. Our investment platform is managed by experienced regional professionals who leverage in-depth local market knowledge, creating a comparative advantage when sourcing, evaluating, and executing investment opportunities.

Above all else, Aimco is committed to a culture of integrity, respect, and collaboration.

Contact

Matt Foster, Vice President, Investor Relations and Capital Markets

Investor Relations 303-793-4661, investor@aimco.com

Third Quarter 2025 Earnings Release and Supplemental Schedules | 10

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. The forward-looking statements in this document include, without limitation, statements regarding our future plans and goals, including the timing and amount of capital expected to be returned to stockholders, our pipeline investments and projects, our plans to eliminate certain near term debt maturities, our estimated value creation and potential, our timing, scheduling and budgeting, projections regarding revenue and expense growth, our plans to form joint ventures, our plans for new acquisitions or dispositions, our strategic partnerships and value added therefrom, the potential for adverse economic and geopolitical conditions, which negatively impact our operations, including on our ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, developments, and redevelopments; our ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to our development and redevelopment investments; expectations regarding sales of our apartment communities and the use of proceeds thereof; the availability and cost of corporate debt; and our ability to comply with debt covenants, including financial coverage ratios. We caution investors not to place undue reliance on any such forward-looking statements.

These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to: the risk that the 2025 plans and goals may not be completed, as expected, in a timely manner or at all; the possibility that Aimco’s shareholders do not approve the Proposed Transaction; changes in the amount and timing of the total liquidating distributions, including as a result of unexpected levels of transaction cost, delayed or terminated closings, liquidation costs or unpaid or additional liabilities and obligations; the possibility of converting to a liquidating trust or other liquidating entity; the ability of our board of directors to terminate the Proposed Transaction, whether or not approved by shareholders; the occurrence of any event, change or other circumstances that could give rise to the termination of the Proposed Transaction; geopolitical events which may adversely affect the markets in which our securities trade, and other macro-economic conditions, including, among other things, rising interest rates and inflation, which heightens the impact of the other risks and factors described herein; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions, dispositions, developments and redevelopments; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; supply chain disruptions, particularly with respect to raw materials such as lumber, steel, and concrete; the impact of tariffs and global trade disruptions on us; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently owned by us.

In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and depends on our ability to meet the various requirements imposed by the Code through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q and other documents Aimco files from time to time with the SEC. These filings identify

Third Quarter 2025 Earnings Release and Supplemental Schedules | 11

and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment and expectations as of this date, and Aimco undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Participants in the Solicitation

Aimco, certain of its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Aimco’s shareholders in connection with the Proposed Transaction. Information about Aimco’s directors and executive officers and their ownership of Aimco’s common stock is set forth in Aimco’s proxy statement for its Annual Meeting of Shareholders on Schedule 14A filed with the SEC on April 25, 2025. To the extent that holdings of Aimco’s securities have changed since the amounts reported in Aimco’s proxy statement, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the Proposed Transaction may be obtained by reading the Proxy Statement regarding the Proposed Transaction when it becomes available. You may obtain free copies of these documents using the sources indicated above.

Third Quarter 2025 Earnings Release and Supplemental Schedules | 12

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
REVENUES:
Rental and other property revenues	$35,132	$35,328	$103,847	$101,637

OPERATING EXPENSES:
Property operating expenses	16,893	17,658	51,192	49,611
Depreciation and amortization	16,222	21,376	44,922	57,914
General and administrative expenses	7,523	7,750	23,502	23,876
Impairment on real estate	57,373	-	57,373	-
Total operating expenses	98,011	46,784	176,989	131,401

Interest income	1,529	2,291	5,166	7,462
Interest expense	(14,033)	(16,323)	(44,214)	(41,196)
Realized and unrealized gains (losses) on interest rate contracts	(102)	(1,148)	(434)	1,164
Realized and unrealized gains (losses) on equity investments	(4,868)	(566)	(5,475)	(48,101)
Other income (expense), net	923	(3,959)	359	(6,835)
Income (loss) before income tax benefit	(79,430)	(31,161)	(117,740)	(117,270)
Income tax benefit (expense)	116	3,814	(5,370)	8,731
Net income (loss) from continuing operations	(79,314)	(27,347)	(123,110)	(108,539)
Income (loss) from discontinued operations, net of taxes	382,306	7,282	397,415	20,175
Net income (loss)	302,992	(20,065)	274,305	(88,364)
Net (income) loss attributable to redeemable noncontrolling interests in consolidated real estate partnerships	(3,582)	(3,659)	(9,411)	(10,817)
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	(105)	572	(633)	1,399
Net (income) loss attributable to common noncontrolling interests in Aimco Operating Partnership	(12,592)	1,216	(10,768)	5,134
Net income (loss) attributable to Aimco	$286,713	$(21,936)	$253,493	$(92,648)

Income (loss) from continuing operations attributable to Aimco per common share	$(0.60)	$(0.21)	$(0.95)	$(0.80)
Income (loss) from discontinued operations attributable to Aimco per common share	$2.64	$0.05	$2.75	$0.13
Net income (loss) attributable to common stockholders per share – basic	$2.04	$(0.16)	$1.80	$(0.67)

Income (loss) from continuing operations attributable to Aimco per common share	$(0.60)	$(0.21)	$(0.95)	$(0.80)
Income (loss) from discontinued operations attributable to Aimco per common share	$2.64	$0.05	$2.75	$0.13
Net income (loss) attributable to common stockholders per share – diluted	$2.04	$(0.16)	$1.80	$(0.67)

Weighted-average common shares outstanding – basic	138,946	136,749	137,738	139,044
Weighted-average common shares outstanding – diluted	138,946	136,749	137,738	139,044

Third Quarter 2025 Earnings Release and Supplemental Schedules | 13

Consolidated Balance Sheets

(in thousands) (unaudited)

	September 30,	December 31,
	2025	2024
Assets
Buildings and improvements	$1,143,707	$1,145,332
Land	242,927	246,881
Total real estate	1,386,634	1,392,213
Accumulated depreciation	(336,748)	(322,708)
Net real estate	1,049,886	1,069,505
Cash and cash equivalents	404,379	141,072
Restricted cash	20,679	30,051
Notes receivable	60,150	58,794
Right-of-use lease assets - finance leases	106,758	107,714
Other assets, net	83,152	92,600
Assets from discontinued operations and held for sale, net	351,765	457,174
Total assets	$2,076,769	$1,956,910

Liabilities and Equity
Non-recourse property debt, net	$444,847	$444,426
Non-recourse construction loans and bridge financing, net	383,685	385,240
Total indebtedness	828,532	829,666
Deferred tax liabilities	102,766	101,457
Lease liabilities - finance leases	124,403	121,845
Dividends payable	333,480	89,182
Accrued liabilities and other	97,707	95,911
Liabilities related to discontinued operations and assets held for sale, net	334,624	406,552
Total liabilities	1,821,512	1,644,613

Redeemable noncontrolling interests in consolidated real estate partnerships	151,666	142,931

Equity:
Common Stock	1,402	1,364
Additional paid-in capital	431,613	425,002
Retained earnings (deficit)	(371,027)	(303,409)
Total Aimco equity	61,988	122,957
Noncontrolling interests in consolidated real estate partnerships	39,420	39,560
Common noncontrolling interests in Aimco Operating Partnership	2,183	6,849
Total equity	103,591	169,366
Total liabilities and equity	$2,076,769	$1,956,910

Third Quarter 2025 Earnings Release and Supplemental Schedules | 14

Supplemental Schedule 1

EBITDAre and Adjusted EBITDAre

(in thousands) (unaudited)

	Three Months Ended September 30, 2025	Twelve Months Ended September 30, 2025
Net income (loss)	$302,992	$266,668
Adjustments:
Interest expense	14,033	70,308
Income tax (benefit) expense	(116)	3,030
Depreciation and amortization	16,222	70,242
Impairment on real estate	57,373	57,373
Interest expense, depreciation, amortization, and income taxes related to discontinued operations	4,643	18,672
Gains on dispositions of real estate, including discontinued operations	(377,117)	(387,866)
Adjustment related to EBITDAre of unconsolidated partnerships	219	1,001
EBITDAre	$18,249	$99,428
Net (income) loss attributable to redeemable noncontrolling interests consolidated real estate partnerships	(3,582)	(12,552)
Net (income) loss attributable to noncontrolling interests consolidated real estate partnerships	(105)	(183)
EBITDAre adjustments attributable to noncontrolling interests	6	(2,278)
Mezzanine investment (income) loss, net	144	(308)
Realized and unrealized (gains) losses on interest rate contracts	102	(153)
Unrealized (gains) losses on passive equity investments	4,868	7,118
Adjusted EBITDAre	$19,682	$91,072

Third Quarter 2025 Earnings Release and Supplemental Schedules | 15

Supplemental Schedule 2

Aimco Leverage and Maturities

(dollars in thousands) (unaudited)

		Aimco Share of		Total	Weighted Average	Weighted Average Interest Rate
Debt	Consolidated [1]	Unconsolidated Partnerships	Noncontrolling Interests	Aimco Share	Maturity (Years) [2]	Stated	Capped
Fixed rate loans payable	$447,955	$3,738	—	$451,693	5.4	4.44%	4.44%
Floating rate loans payable	—	—	—	—	—	—	—
Construction loans and bridge financing	389,443	—	—	389,443	2.2	6.81%	6.73%
Total non-recourse debt	$837,398	$3,738	—	$841,136	3.9	5.54%	5.51%

Property debt secured by assets held for sale	331,583	—	—	331,583
Cash and restricted cash	(425,058)	—	388	(424,670)
Net Leverage	$743,923	$3,738	$388	$748,049

Aimco Share Non-Recourse Debt

Excludes property debt secured by assets held for sale					Average Rate on Maturing Debt
	Amortization	Maturities [2]	Total	Maturities as a Percent of Total	Stated	Capped
2025 4Q	$125	$94,000	$94,125	11.18%	6.76%	6.60%
Total 2025	125	94,000	94,125	11.18%	6.76%	6.60%

2026 1Q	127	—	127	—	—	—
2026 2Q	128	22,050	22,178	2.62%	8.59%	7.91%
2026 3Q	130	—	130	—	—	—
2026 4Q	132	—	132	—	—	—
Total 2026	517	22,050	22,567	2.62%	8.59%	7.91%

2027	542	—	542	—	—	—
2028	568	267,223	267,791	31.77%	6.76%	6.76%
2029	595	179,646	180,241	21.36%	4.66%	4.66%
2030	624	—	624	—	—	—
2031	654	46,670	47,324	5.55%	2.78%	2.78%
2032	112	221,639	221,751	26.35%	4.62%	4.62%
2033	—	—	-	—	—	—
Thereafter	—	6,171	6,171	0.73%	3.25%	3.25%
Total Aimco Share	$3,737	$837,399	$841,136

Common Stock, Partnership Units, and Equivalents

(in thousands) (unaudited)

September 30, 2025
Class A Common Stock Outstanding	140,159
Participating unvested restricted stock	1,610
Potentially dilutive options, share equivalents, and non-participating unvested restricted stock	1,426
Total shares and potentially dilutive share equivalents	143,195
Common Partnership Units and equivalents outstanding	6,214
Total shares, units and potentially dilutive share equivalents [3]	149,409

[1] Total non-recourse debt and property debt secured by assets held for sale excludes $8.9 million and $0.8 million of deferred financing costs, respectively.

[2] Debt maturities are presented with the earliest maturity date and do not include contractual extension options. Including extensions, the first maturity in Aimco's total non-recourse debt is in 2Q 2027 and the weighted average maturity is 4.2 years.

[3] Represents outstanding Common Stock and Common Partnership units, forfeitable time-based restricted equity awards, options for which dilution is computed based on quarter-end stock price, and the impact of forfeitable market-based equity awards based on stock price performance through September 30, 2025. See Note 4 to Aimco's Third Quarter 2025 SEC Form 10-Q, filed November 10, 2025 and Note 11 to Aimco's 2024 SEC Form 10-K, filed February 24, 2025 for more information.

Third Quarter 2025 Earnings Release and Supplemental Schedules | 16

Supplemental Schedule 3

Aimco Portfolio

(square feet in thousands) (land in acres) (unaudited)

	Number of Properties	Number of Apartment Homes [5]	Office and Retail Sq Ft	Hotel Keys	Development Land [6]
Consolidated
Stabilized Operating Properties	15	2,524	26.4	-	-
Other Real Estate [1]	1	-	-	106	-
Development and Redevelopment - Owned [2]	3	1,023	121.1	-	-
Development and Redevelopment - Land [3]	5	-	-	-	20.8
Development and Redevelopment - Leased	1	24	-	-	-
Held for Sale [4]	3	1,259	295.7	-	-
Total Consolidated	28	4,830	443.2	106	20.8
Unconsolidated	5	142	-	-	-
Total Portfolio	33	4,972	443.2	106	20.8

Total Consolidated (Aimco Share)		4,830	443.2	106	19.5
Total Unconsolidated (Aimco Share)		72	-	-	-
Total Portfolio (Aimco Share)		4,902	443.2	106	19.5

[1] Other Real Estate includes:

•
The Benson Hotel and Faculty Club on the Anschutz Medical Campus in Aurora, Colorado.

[2] Development and Redevelopment - Owned includes:

•
34th Street a 114-unit apartment building being constructed in Miami, Florida with 7,000 square feet of retail, Upton Place a 689-unit recently completed development in Upper Northwest Washington, D.C. with 105,053 square feet of retail, and Strathmore Square a recently completed 220-unit apartment community with 9,000 square feet of retail in Bethesda, Maryland.

[3] Development and Redevelopment – Land includes:

•
Flying Horse, developable land in Colorado Springs, Colorado;
•
One land parcel in Miami, Florida for potential future development adjacent to 34th Street;
•
One land parcel along Broward Boulevard and the land in Flagler Village in Fort Lauderdale, Florida for potential future developments; and
•
One land parcel for multifamily development on the Anschutz Medical Campus in Aurora, Colorado.

[4] As of September 30, 2025, Aimco's Royal Crest Nashua Apartments, Yacht Club Apartments, and 1001 Brickell Bay Drive office tower were classified as Held for Sale.

[5] Number of apartment homes includes all current apartments and those authorized for development.

[6] Development land includes the number of acres of land held by Aimco for future development, land with projects in active development is not included in this presentation.

Third Quarter 2025 Earnings Release and Supplemental Schedules | 17

Supplemental Schedule 4

Aimco Capital Additions

(consolidated amounts in thousands) (unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2025	September 30, 2025

Capital Replacements and Casualty	$4,373	$12,174
Property Upgrades	833	1,698
Tenant Improvements	745	1,633
Development and Redevelopment	25,044	67,083
Total Capital Additions [1]	$30,995	$82,588

[1] Third quarter 2025 total capital additions include $20.0 million of Direct Capital Investment ($18.3 million on active projects and $1.7 million on projects in planning) and certain other costs capitalized in accordance with GAAP.

Third Quarter 2025 Earnings Release and Supplemental Schedules | 18

Supplemental Schedule 5(a)

Aimco Active Development Project Summaries

(dollars in millions) (unaudited)

						Estimated / Actual
Project Name	Location	Units	Units Leased or Pre-Leased	Retail Sq Ft	Retail Pre-Leased	Initial Occupancy [8]	Stabilized Occupancy [8]	NOI Stabilization [8]
Upton Place	Washington, D.C.	689	76%	105,053	97%	4Q 2023	1Q 2026	1Q 2027
Strathmore Square	Bethesda, MD	220	84%	9,000	64%	2Q 2024	1Q 2026	1Q 2027
34th Street	Miami, FL	114	—	7,000	—	3Q 2027	4Q 2028	4Q 2029

Total		1,023		121,053

				Direct Capital Investment
Project Name	Status	Aimco Ownership [6]	Land Cost/ Leasehold Value	Planned	To-Date	Remaining
Upton Place [1]	Lease-up	100%	92.8	241.4	241.4	-
Strathmore Square	Lease-up	100%	24.9	156.3	156.2	0.1
34th Street	Active Construction	44% [7]	28.3	211.7	78.1	133.6

Total			$146.0	$609.4	$475.7	$133.7

Estimated Direct Costs of Projects in Active Construction [2]			$240.0
Estimated Direct Costs of Projects in Lease-up [3]			515.4
Estimated Direct Costs of Projects in Occupancy Stabilization [4]			68.3
Estimated Direct Costs of Projects in NOI Stabilization [5]			53.5
Total Estimated Direct Costs of Development Portfolio			$877.2
Estimated Stabilized Property NOI			$59.8

[1] The ground lease for Upton Place is presented at its initial GAAP value recorded at the formation of the joint venture. The project is now complete and in lease-up.

[2] Includes the total of the land cost and the planned Direct Capital Investment for 34th Street.

[3] Includes the total of the leasehold valuation and the planned Direct Capital Investment for Upton Place and Strathmore Square.

[4] Includes the total of the land cost and Direct Capital Investment for The Benson Hotel and Faculty Club, a 106-key hotel and event space on the Anschutz Medical Campus in Aurora, Colorado. During the third quarter 2025, the GAAP value was impaired to $18.4 million.

[5] Includes the total of the leasehold valuation and Direct Capital Investment for Oak Shore, a 24-home luxury single-family rental community in Corte Madera, California.

[6] Aimco equity ownership presented as estimated upon construction completion, net of debt and ground lease financing, unless otherwise noted.

[7] Aimco's investment, representing 44% of the equity capital at project inception, has been fully funded, primarily through the contribution of land and pre-development efforts. The remaining investment will be funded through construction loan and preferred equity draws.

[8] Occupancy timing and stabilization are estimates subject to change.

Third Quarter 2025 Earnings Release and Supplemental Schedules | 19

Supplemental Schedule 5(b)

Aimco Development and Redevelopment Pipeline Projects

as of filing - (unaudited)

Aimco controls a robust pipeline with opportunity for significant value creation. Aimco expects, on average across the development portfolio, to fund pipeline development projects with 50% to 60% loan-to-cost construction loans, Aimco equity of 10% to 15% of the total development cost, and the remaining costs funded with Co-GP and/or LP equity. In the aggregate, Aimco's equity currently embedded in these pipeline assets exceeds the Aimco equity required to fund construction of the pipeline in full.

			Estimated / Currently Planned [1]
Property Location	Project Name/ Description	Acreage [2]	Gross Sq Ft	Multifamily Units	Leasable Commercial Sq Ft	Earliest Vertical Construction Start
Southeast Florida
300 Broward Boulevard (Fort Lauderdale)	300 Broward	2.31	1,700,000	935	40,000	2026
901 N Federal Highway (Fort Lauderdale)	901 North (Flagler Village Phase I)	5.70	1,830,000	690	230,000	2026
510-532 NE 34th Street (Miami)	One Edgewater	0.50	533,000	204	—	2027
NE 9th Street & NE 5th Avenue (Fort Lauderdale)	Flagler Village Phase II	1.70	400,000	300	—	2027
NE 9th Street & NE 5th Avenue (Fort Lauderdale)	Flagler Village Phase III	1.40	400,000	300	—	2028
Washington D.C. Metro Area
5300 Block of Tuckerman Lane (Bethesda)	Strathmore Square Phase II [3]	1.35	525,000	399	11,000	2026
Colorado's Front Range
E 23rd Avenue & N Scranton Street (Aurora)	Fitzsimons 4 [3]	1.77	415,000	285	—	2026
1765 Silversmith Road (Colorado Springs)	Flying Horse	7.45	300,000	95	—	2026
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 4	1.53	232,000	—	225,000	2026
E 22nd Avenue & N Scranton Street (Aurora)	Fitzsimons 2	2.29	390,000	275	—	2026
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 5	1.22	230,000	—	190,000	2026
E 23rd Avenue & Uvalda (Aurora)	Fitzsimons 3	1.11	400,000	225	—	2027
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 6	2.04	385,000	—	315,000	2028
Total Future Pipeline		30.37	7,740,000	3,708	1,011,000

Excluded from the table is the Brickell Assemblage which is under contract to sell in the fourth quarter 2025.

[1] Project metrics are estimated and could deviate substantially from what is currently planned.

[2] Acreage includes land owned and land controlled through options for future development, for the Bioscience project, acreage is presented proportionate based on the buildable gross square feet.

[3] Owned in a joint venture structure.

Third Quarter 2025 Earnings Release and Supplemental Schedules | 20

Supplemental Schedule 6

Stabilized Operating Results

(amounts in thousands, except community, home and per home data) (unaudited)

3Q 2025 v. 3Q 2024			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Property NOI			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	3Q 2025	3Q 2024	Growth	3Q 2025	3Q 2024	Growth	3Q 2025	3Q 2024	Growth	3Q 2025	3Q 2025	3Q 2024	3Q 2025	3Q 2024
Chicago	7	1,495	$10,825	$10,613	2.0%	$3,518	$3,042	15.6%	$7,307	$7,571	(3.5%)	67.5%	95.4%	97.7%	2,529	2,422
New York City	3	150	2,070	2,067	0.1%	1,049	1,003	4.6%	1,021	1,064	(4.0%)	49.3%	98.4%	95.2%	4,674	4,824
Other Markets [1]	5	879	5,281	5,284	(0.1%)	1,984	1,884	5.3%	3,297	3,400	(3.0%)	62.4%	93.2%	94.9%	2,150	2,112
Total	15	2,524	$18,176	$17,964	1.2%	$6,551	$5,929	10.5%	$11,625	$12,035	(3.4%)	64.0%	94.8%	96.6%	$2,531	$2,457

3Q 2025 v. 2Q 2025			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Property NOI			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	3Q 2025	2Q 2025	Growth	3Q 2025	2Q 2025	Growth	3Q 2025	2Q 2025	Growth	3Q 2025	3Q 2025	2Q 2025	3Q 2025	2Q 2025
Chicago	7	1,495	$10,825	$10,586	2.3%	$3,518	$3,476	1.2%	$7,307	$7,110	2.8%	67.5%	95.4%	95.5%	2,529	2,472
New York City	3	150	2,070	2,060	0.5%	1,049	946	10.9%	1,021	1,114	(8.3%)	49.3%	98.4%	98.6%	4,674	4,644
Other Markets [1]	5	879	5,281	5,314	(0.6%)	1,984	2,057	(3.5%)	3,297	3,257	1.2%	62.4%	93.2%	93.9%	2,150	2,146
Total	15	2,524	$18,176	$17,960	1.2%	$6,551	$6,479	1.1%	$11,625	$11,481	1.3%	64.0%	94.8%	95.1%	$2,531	$2,494

3Q 2025 YTD v. 3Q 2024 YTD			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Property NOI			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	3Q 2025 YTD	3Q 2024 YTD	Growth	3Q 2025 YTD	3Q 2024 YTD	Growth	3Q 2025 YTD	3Q 2024 YTD	Growth	3Q 2025 YTD	3Q 2025 YTD	3Q 2024 YTD	3Q 2025 YTD	3Q 2024 YTD
Chicago	7	1,495	$31,897	$31,224	2.2%	$10,019	$9,379	6.8%	$21,878	$21,845	0.2%	68.6%	96.2%	97.5%	2,463	2,380
New York City	3	150	6,319	6,288	0.5%	3,053	2,825	8.1%	3,266	3,463	(5.7%)	51.7%	98.9%	97.5%	4,733	4,779
Other Markets [1]	5	879	15,947	16,069	(0.8%)	5,786	5,400	7.1%	10,161	10,669	(4.8%)	63.7%	94.6%	95.5%	2,132	2,127
Total	15	2,524	$54,163	$53,581	1.1%	$18,858	$17,604	7.1%	$35,305	$35,977	(1.9%)	65.2%	95.8%	96.8%	$2,489	$2,436

[1] Other Markets includes markets where Aimco owns a single Stabilized Operating Property: Southeast Florida; Denver, Colorado; Nashville, Tennessee; Atlanta, Georgia; and San Francisco, California.

Third Quarter 2025 Earnings Release and Supplemental Schedules | 21

Supplemental Schedule 7

Aimco Transactions

(dollars in millions) (unaudited)

2025 Acquisitions
Partnership Acquisitions	Location	Closing Date	Ownership Acquired	Equity Acquired
Strathmore Square	Bethesda, MD	May	5%	2.1
Total Partnership Acquisitions [1]				$2.1

2025 Dispositions
Apartment Dispositions	Location	Closing Date	AIV Ownership	AIV Gross Proceeds	Units	Property Debt	Net Sales Proceeds [2]	NOI Cap Rate [3]
Suburban Boston portfolio	Boston	September / October	100%	740.0	2,719	240.8	481.6	6.6%
Total Apartment Dispositions				$740.0	2,719	$240.8	$481.6	6.6%

[1] In May, Aimco purchased, for $2.1 million, its development partner’s 5% common equity interest in Strathmore Square. In addition, Aimco purchased the same development partner's subordinated interest for $2.9 million, a value representing approximately 60% of its expected future obligation.

[2] Net Sales Proceeds are after the repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.

[3] NOI Cap Rate is calculated based on the annualized NOI (inclusive of property management fees) for the most recent quarter prior to the sale of asset, divided by the sales price.

Third Quarter 2025 Earnings Release and Supplemental Schedules | 22

Supplemental Schedule 8

Net Asset Value Components

(dollars in millions)(pre-tax)(unaudited)

Property NOI for operating properties and active developments	3Q 2025
Annualized NOI for Stabilized Operating Properties [1]	$46.5
Annualized NOI for unconsolidated real estate at AIV share [1]	2.8
Projected annual NOI for DC Metro lease ups	37.1
Projected annual NOI for other properties stabilizing operations	4.7
Projected annual NOI for Aimco's 34th Street development [2]	18.0

Leverage associated with operating properties and active developments
Non-recourse property debt, net [3] [4]	$(451.7)
Non-recourse construction loans and bridge financing, net [4] [5]	(389.4)
Preferred equity interests	(151.7)

Land, Planning and Entitlement Investment [6]
901 North in Fort Lauderdale	$100.0
Other land and development pipeline	39.2

Announced 4Q 2025 dispositions [7]
Net proceeds from the sale of the final suburban Boston property	$70.9
Expected proceeds from assets held for sale (Brickell Assemblage)	520.0
Liabilities associated with assets held for sale, including estimates for debt balances, income taxes, and transaction costs	(220.0)

Other
IQHQ and Real Estate Tech Fund Investments [8]	$9.7
Cash and cash equivalents	404.4
Restricted cash	20.7
Notes receivable [9]	60.2
Fair value adjustment on fixed rate property debt & preferred equity	23.1
Dividends payable	(333.5)
Other liabilities, net [10]	(132.3)

Common Stock, Partnership Units and Equivalents
Total shares, units and dilutive share equivalents	149.4
Noncontrolling interests in consolidated real estate partnerships [11]	(39.4)

[1] Property NOI does not include property management fees of 3% of revenue.

[2] See supplemental schedule 5(a) for additional details. Aimco's ~$40 million equity position in the 34th Street development joint venture was funded in 3Q 2024 through the contribution of land, pre-development investments, and a one-time cash investment of $5 million. Aimco has no remaining equity commitments related to the construction of 34th Street. Included in the leverage amounts are $52.2 million of non-recourse construction loans, net and $16.3 million of preferred equity interests. Additionally, Aimco expects the remaining investment required to complete construction to be $133.6 million, funded through committed construction loan and preferred equity draws.

[3] Consists of assumable property-level mortgage debt, with a weighted average fixed rate of 4.44% and a weighted average remaining term of 5.4 years.

[4] Amounts presented exclude deferred financing costs.

[5] Non-recourse construction loans and bridge financing, net includes $52.2 million currently drawn on the construction loan to fund Aimco’s 34th Street development; construction loans at Strathmore Square and Oak Shore, $100.2 million and $22.1 million, respectively; and a $215 million term loan at Upton Place.

[6] Includes acquisition price, adjusted for any GAAP impairment, for land purchased and held for future development or redevelopment. Not included in Aimco's land inventory is the value for any entitlements secured, accretive planning investment, or market growth since acquisition.

[7] As of November 10, 2025, Aimco was under contract to sell its Brickell Assemblage. Net proceeds includes a sales price of $520 million, approximately $160 million of property level loans, and approximately $60 million of cash tax (included on Aimco's 3Q 2025 balance sheet with a GAAP value of $102.8 million) and transaction costs.

[8] Investment value for IQHQ is based on cost, adjusted for any impairment or observable price changes, the Real Estate Tech Funds are valued based on 3Q 2025 GAAP fair value.

[9] Notes receivables presented at book value as of September 30, 2025.

[10] For additional detail, see definition and non-GAAP reconciliation in this report's Glossary and Reconciliations of Non-GAAP Financial and Operating Measures.

[11] Presented in accordance with GAAP, actual amount may vary substantially based on asset valuations.

Third Quarter 2025 Earnings Release and Supplemental Schedules | 23

Supplemental Schedule 9

Asset List

as of filing - (unaudited)

OPERATING APARTMENT COMMUNITIES					RECENTLY COMPLETED DEVELOPMENTS
Property Name	Location	Units	3Q 2025 Avg Rent		Property Name	Location	Units
118-122 West 23rd Street	New York, NY	42	$6,363		Oak Shore	Corte Madera, CA	24
173 E. 90th Street	New York, NY	72	3,706		Upton Place	Washington, DC	689
237-239 Ninth Avenue	New York, NY	36	3,221		Strathmore Square Phase 1	Bethesda, MD	220
1045 on the Park Apartments Homes	Atlanta, GA	30	2,190
2200 Grace	Lombard, IL	72	2,118		ACTIVE DEVELOPMENT
Bank Lofts	Denver, CO	125	1,508		Property Name	Location	Units
Bluffs at Pacifica, The	Pacifica, CA	64	3,123		34th Street	Miami, FL	114
Eldridge Townhomes	Elmhurst, IL	58	4,910
Elm Creek	Elmhurst, IL	400	2,207		DEVELOPMENT LAND
Evanston Place	Evanston, IL	190	2,869		Property Name	Location	Acres
Hillmeade	Nashville, TN	288	1,780		300 Broward	Fort Lauderdale, FL	2.31
Hyde Park Tower	Chicago, IL	155	2,620		One Edgewater	Miami, FL	0.5
Plantation Gardens	Plantation ,FL	372	2,051	*	CU Anschutz Campus Holdings	Aurora, CO	9.96
Willow Bend	Rolling Meadows, IL	328	2,031		Flagler Village	Fort Lauderdale, FL	8.8
Yorktown Apartments	Lombard, IL	292	1,970		Flying Horse	Colorado Springs, CO	7.45
				*	Strathmore Square Phase 2	Bethesda, MD	1.35
PARTNERSHIP OWNED
Property Name	Location	Units	Aimco Share of Units		NON-CORE & ALTERNATIVE INVESTMENTS
Casa del Hermosa	La Jolla, CA	41	20		Investment Name	Investment Type
Casa del Mar	La Jolla, CA	30	20		The Benson Hotel & Faculty Club	Non-Core Real Estate
Casa del Norte	La Jolla, CA	34	17		IQHQ	Passive Equity
Casa del Sur	La Jolla, CA	37	15		Parkmerced	Mezzanine Loan
					RE Tech Funds	Passive Equity
PLANNED / ANNOUNCED DISPOSITIONS
Property Name	Location		Disposition		SELLER FINANCING NOTES
1001 Brickell Bay Drive	Miami, FL		Brickell Assemblage		Property Name	Location
Yacht Club at Brickell	Miami, FL		Brickell Assemblage		La Jolla Cove	La Jolla, CA

				*	Owned in a joint venture structure

Third Quarter 2025 Earnings Release and Supplemental Schedules | 24

Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these Non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These Non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OPERATING PARTNERSHIP or AIMCO OP: AIMCO OP, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 94.1% of the legal interest in the common partnership units of the Aimco OP and 96.6% of the economic interest in the common partnership units of the Aimco OP.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

CAPITAL ADDITIONS: The following table presents the reconciliation of GAAP capital additions to the Capital Additions as presented on Supplemental Schedule 4.

	Three Months Ended	Nine Months Ended
Segment Capital Additions Reconciliation	September 30, 2025	September 30, 2025

Total Capital additions (per Note 9 in Aimco's 10-Q)	$29,142	$76,002
Adjustment: Discontinued operations	1,617	5,683
Adjustment: Incidental revenues and other adjustments that reduce capital expenditures for GAAP	236	904

Total Capital Additions (per Schedule 4)	$30,995	$82,588

DIRECT CAPITAL INVESTMENT: Represents all items related to the planning, construction, and management of development and redevelopment projects paid to third party providers. Direct Capital Investment does not include real estate taxes, insurance, right of use lease payments, and certain costs capitalized in accordance with GAAP, such as financing costs and internal team time.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on the dispositions of depreciated property;
•
impairment write-downs of depreciated property;
•
impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships; and
•
adjustments to reflect the Aimco share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies. Aimco presents EBITDAre on Supplemental Schedule 1 of this release.

Third Quarter 2025 Earnings Release and Supplemental Schedules | 25

ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco, and presented on Supplemental Schedule 1 of this release, as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•
net income or loss attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests;
•
the amount of realized and unrealized gains or losses recognized by Aimco on its interest rate contracts, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;
•
the amount of unrealized gains or losses recognized by Aimco on passive equity investments; and
•
the amount of investment income or loss recognized by Aimco related to the mezzanine loan made by Aimco to a partnership owning Parkmerced Apartments.

NET ASSET VALUE: Net Asset Value is calculated as the market value of a company's assets less its liabilities and obligations. Aimco estimates the value of its portfolio using methods management believes to be appropriate based on the characteristics of the item being valued.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, includes costs associated with our risk management activities, partnership administration expenses, fee income, certain non-recurring items, and activity related to our unconsolidated real estate partnerships.

OTHER LIABILITIES, NET: Other liabilities, net, as presented on Supplemental Schedule 8, Net Asset Value Components, generally consists of the value calculated in accordance with GAAP for land leases, accrued expenses, resident security deposits, accounts payable, and other general liabilities, net of the value calculated in accordance with GAAP for interest rate options and other assets, excluding the fair value of Aimco's investments in IQHQ and real estate technology funds.

Other liabilities, net as of September 30, 2025, as presented in Supplemental Schedule 8, Net Asset Value Components, is calculated as follows (in millions):

Accrued Liabilities and Other (per Consolidated Balance Sheet)	$97.7
Lease liabilities - finance leases (per Consolidated Balance Sheet)	124.4
Other assets, net (per Consolidated Balance Sheet)	(83.2)
Total	138.9

Reduction in assets (reported elsewhere on Schedule 8):
IQHQ and Real Estate Tech Funds	9.7
Unconsolidated real estate partnerships	15.3
Deferred tax assets	1.9

Reduction in liabilities (GAAP amount not reflective of value):
Mezzanine Investment - Participation Sold	(33.5)

Other liabilities, net (per Schedule 8)	$132.3

PREFERRED EQUITY INTERESTS: Preferred equity interests includes the redeemable non-controlling interests, as presented on Aimco's Balance Sheet in accordance with GAAP, related to third party investment interests.

PROPERTY NET OPERATING INCOME (NOI): Property NOI is defined by Aimco as total rental and other property revenues, excluding utility reimbursements, less property operating expenses, including utility reimbursements for the consolidated apartment communities. Property NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. Aimco evaluates the

Third Quarter 2025 Earnings Release and Supplemental Schedules | 26

performance of the apartment communities in its segments using Property NOI, which includes the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate. Property NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements.

The following table presents the reconciliation of GAAP income (loss) before income tax benefit to total Property NOI, as well as Property NOI for our Stabilized Operating apartment communities as presented on Supplemental Schedule 6 to total Property NOI.

Property NOI reconciliation
(dollars in thousands) (unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2025	2024	2025	2024	2025

Income (loss) before income tax benefit per Consolidated Statements of Operations	$(79,430)	$(31,161)	$(117,740)	$(117,270)	$(11,405)
Adjustments:
Depreciation and amortization	16,222	21,376	44,922	57,914	16,363
General and administrative expenses	7,523	7,750	23,502	23,876	7,798
Impairment on real estate	57,373	0	57,373	0	0
Interest income	(1,529)	(2,291)	(5,166)	(7,462)	(1,546)
Interest expense	14,033	16,323	44,214	41,196	18,002
Realized and unrealized (gains) losses on interest rate contracts	102	1,148	434	(1,164)	72
Realized and unrealized (gains) losses on equity investments	4,868	566	5,475	48,101	210
Other (income) expense	(923)	3,959	(359)	6,835	72
Total Property NOI	$18,239	$17,670	$52,655	$52,026	$29,566

Segment Property NOI reconciliation
(dollars in thousands) (unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2025	2024	2025	2024	2025
Rental income:
Stabilized Operating (Supplement Schedule 6)	$18,176	$17,964	$54,163	$53,581	$17,960
Stabilized Operating utilities reimbursement [1]	1,157	1,030	3,224	2,896	1,150
Other Real Estate	1,989	1,889	5,519	4,888	2,084
Non-stabilized and other amounts not allocated [2]	13,810	14,445	40,941	40,272	31,564
Total rental income	35,132	35,328	103,847	101,637	52,758
Property operating expenses:
Stabilized Operating (Supplement Schedule 6)	6,551	5,929	18,858	17,604	6,479
Stabilized Operating utilities reimbursement [1]	1,157	1,030	3,224	2,896	1,150
Other Real Estate	1,794	2,377	6,308	5,741	2,424
Non-stabilized and other amounts not allocated [2]	7,391	8,322	22,802	23,370	13,139
Total property operating expenses:	16,893	17,658	51,192	49,611	23,192
Property NOI:
Stabilized Operating (Supplement Schedule 6)	11,625	12,035	35,305	35,977	11,481
Other Real Estate	195	(488)	(789)	(853)	(340)
Non-stabilized and other amounts not allocated [2]	6,419	6,123	18,139	16,902	18,425
Total Property NOI	$18,239	$17,670	$52,655	$52,026	$29,566

Third Quarter 2025 Earnings Release and Supplemental Schedules | 27

[1] Operating results for properties not included in Stabilized Operating or Other Real Estate, an adjustment for utility reimbursements which are included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

[2] Properties not included in the Stabilized Operating Portfolio, including discontinued operations, and other amounts not allocated includes operating results of properties not presented in the Stabilized Operation Portfolio as presented on Supplemental Schedule 6 during the periods shown, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

REAL ESTATE CLASSIFICATIONS: Aimco’s real estate portfolio is diversified by price point, geography, and opportunity. Aimco’s consolidated portfolio is classified into the following groups:

DEVELOPMENT and REDEVELOPMENT - OWNED: Includes apartment communities currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

DEVELOPMENT and REDEVELOPMENT - LAND: Includes land parcels being held for potential future construction of real estate.

DEVELOPMENT and REDEVELOPMENT - LEASED: Includes communities leased from a third party currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

STABILIZED OPERATING PROPERTIES: Apartment communities that (a) are owned and asset managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2024 and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

OTHER REAL ESTATE: Includes non-apartment real estate owned and asset managed by Aimco.

ASSETS HELD FOR SALE: Includes those assets, if any, that as of the last day of the quarter being reported, were under contract, with non-refundable deposits.

Third Quarter 2025 Earnings Release and Supplemental Schedules | 28